Exhibit 10.18


                        ESCROW AGREEMENT

      THIS  ESCROW  AGREEMENT,  dated as  of  February  15,  2002
("Escrow Agreement") is by and between J.P. Carey Asset Management a Georgia corporation ("Depositor"), BICO, Inc., a Pennsylvania corporation ("BICO"), and Houston Harbaugh, P.C., a Pennsylvania Professional Corporation as Escrow Agent hereunder ("Escrow Agent").

      WHEREAS,  Depositor and BICO have entered into an Agreement
(as  amended, the "Underlying Agreement"), dated as  of  February
15, 2002, pursuant to which Depositor is purchasing BICO Series J
Series K convertible preferred stock (the "Shares"); and

      WHEREAS, Escrow Agent has agreed to accept, hold, and disburse the purchase price for the Shares from Depositor, and the Shares from BICO deposited with it in accordance with the terms of this Escrow Agreement; and

      WHEREAS, in order to establish the escrow account and to effect the provisions of the Underlying Agreement, the parties hereto have entered into this Escrow Agreement.

      NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:

     1. Definitions: The following terms shall have the following meanings used herein:

     "Written Direction" shall mean a written direction executed by the Depositor or BICO and directing Escrow Agent to disburse all or a portion of the funds or the Shares or take or refrain from taking any action pursuant to this Escrow Agreement. Copies of all written directions shall be immediately forwarded via telefax to all parties to this Escrow Agreement.

     2. Appointment of and Acceptance by Escrow Agent. Depositor and BICO hereby appoint Escrow Agent to serve as escrow agent hereunder. Escrow Agent hereby accepts such appointment and upon receipt by transfer of the funds from Depositor and the Shares from BICO, agrees to hold and disburse the funds and the Shares in accordance with this Escrow Agreement.

     3.    Creation of Escrow and Deposit of Funds and Shares.

          (i) Depositor will cause to be transferred to the following account the funds for payment of the BICO Shares:

               PNC Bank, Steel Plaza, Pittsburgh, Pennsylvania
               Account Holder: Houston Harbaugh, P.C.
               ABA # 8888888
               ACCT. # 88888888888
               for Escrow Account
               Notify:   Thomas J. Miller
                     (412) 288-1847

          (ii) Depositor shall notify the Escrow Agent when Depositor has authorized the wire of the funds to the Escrow Agent's escrow account as set forth in paragraph (i) above.

          (iii) BICO will cause to be transferred to the possession of the Escrow Agent the Shares to be purchased by Depositor.

          (iv) The Escrow Agent shall hold both the funds from Depositor and the Shares from BICO until the date on which the Escrow Agent receives Written Direction to disburse the funds and the Shares, as described in paragraph 4 hereof. Such Written Direction will be provided to the Escrow Agent by BICO and the Depositor at any time beginning on the date that BICO's Registration Statement on Form S-1 (to be filed in February 2002) is declared effective by the U.S. Securities and Exchange Commission. Such Registration Statement shall include shares of common stock into which the Shares may be converted. The Escrow Agent shall notify BICO immediately via fax when it has received Written Direction from both parties.

     4.   Disbursement of Funds and Shares.

          (i) Written Direction. Escrow Agent shall disburse or transfer the funds, at any time and from time to time, in accordance with a Written Direction from the Depositor. Escrow Agent shall distribute the Shares, at any time and from time to time, in accordance with a Written Direction from BICO. In the event that separate Written Directions to disburse funds and distribute Shares are not received by the Escrow Agent within a period of two (2) consecutive business days, the Escrow Agent may request additional Written Directions from both Depositor and BICO, in order to facilitate simultaneous distributions of funds and Shares.

          (ii) Depositor's Option to Convert Immediately. At Depositor's Option, its Written Direction may include a Notice of Conversion as set forth in the Certificate of Designation of Series K Preferred Stock. In that event, the Escrow Agent shall distribute the Shares directly to BICO for conversion; BICO shall honor such Notice of Conversion and shall notify its transfer agent to distribute the applicable number of shares of common stock to Depositor's brokerage account via DTC within one business day.

          (iii) Expiration  of  Escrow  Period.   Upon  the
                expiration of the Escrow Period, Escrow Agent shall distribute, as promptly as practicable, the funds to Depositor, and the Shares to BICO, except to the extent the funds and Shares are directed to be distributed otherwise pursuant to a Written Direction, without any further instruction or direction from the Depositor or BICO.

     5. Resignation and Removal of Escrow Agent. Escrow Agent may resign from the performance of its duties hereunder at any time giving ten (10) days, prior written notice to the Depositor and BICO or may be removed, with or without cause, by BICO acting by furnishing a Written Direction to Escrow Agent, at any time by the giving of ten (10) days' prior written notice to Escrow Agent, with a copy of such notice to Depositor. Such resignation or removal shall take effect upon the appointment of a successor Escrow Agent as provided herein below.

          Upon any such notice of resignation or removal, the Depositor and BICO jointly shall appoint a successor Escrow Agent hereunder. Upon acceptance in writing of any appointment as Escrow Agent hereunder by a successor Escrow Agent, such successor Escrow Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Escrow Agent, and the retiring Escrow Agent shall be discharged from its duties and obligations under this Escrow Agreement, but shall not be discharged from any liability for actions taken as Escrow Agent hereunder prior to such succession.

          After any retiring Escrow Agent's resignation or removal, the provisions of this Escrow Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Escrow Agent under this Escrow Agreement.

     6. Liability of Escrow Agent. Escrow Agent shall have no liability or obligation with respect to the escrowed funds or Shares except for Escrow Agent's willful misconduct or gross negligence. Escrow Agent's sole responsibility shall be for the safekeeping and disbursement of the funds and the Shares in accordance with the terms of this Escrow Agreement. Escrow Agent shall have no implied duties or obligations and shall not be charged with knowledge or notice of any fact or circumstance not specifically set forth herein.

          Escrow Agent may rely upon any instrument, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any in formation contained therein, which Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by the person or parties purporting to sign the same and to conform to the provisions of this Escrow Agreement. In no event shall Escrow Agent be liable for incidental, indirect, special, consequential or punitive damages. Escrow Agent shall not be obligated to take any legal action or commence any proceeding in connection with this Escrow Agreement, the Underlying Agreement, the funds or Shares or to appear in, prosecute or defend any such legal action or proceeding. Escrow Agent may consult legal counsel selected by it in the event of any other agreement or of its duties hereunder, and shall incur no liability and shall be fully protected from any liability whatsoever in acting in accordance with the opinion or instruction of such counsel. Depositor and BICO shall promptly pay, upon demand, the reasonable fees and expenses of any such counsel.

     7.    Fees  and  Expenses  of  Escrow  Agent.   BICO  shall
compensate Escrow Agent for its services hereunder in accordance the Escrow Agent's standard fees and, in addition, shall reimburse Escrow Agent for all of its reasonable out-of-pocket expenses, including telephone and facsimile transmission costs, telex, postage (including express mail and overnight delivery charges), copying charges and the like. The obligations of BICO under this Section shall survive any termination of this Escrow Agreement and the resignation or removal of Escrow Agent.

     8. Consent to Jurisdiction and Venue. In the event that any party hereto commences a lawsuit or other relating to or arising from this Agreement, the parties hereto agree that the United States District Court for the Western District of Pennsylvania shall have the sole and exclusive jurisdiction over any such proceeding. If all such courts lack federal subject matter jurisdiction, the parties agree that the Allegheny County, Pennsylvania Court of Common Pleas shall have sole and exclusive jurisdiction. Any of these courts shall be the proper venue for any such lawsuit or judicial proceeding and the parties hereto waive any objection to such venue. The parties hereto consent to and agree to submit to the jurisdiction of any courts specified herein and agree to accept services or process to vest personal jurisdiction over them in any of these courts.

     9. Notice. All notices and other communications hereunder shall be in writing and shall be deemed to have been validly served, given or delivered five (5) days after deposit in the United States mails, by certified mail with return receipt requested and postage prepaid, when delivered personally, one (1) day after delivery to any overnight courier, or when transmitted by facsimile transmission facilities, and addressed to the party to be notified as follows:

     If to Depositor:    James Canouse
                         J.P. Carey Asset Management
                         Atlanta Financial Center, East Tower
                         3343 Peachtree Road, Suite 500
                         Atlanta, GA  30326
                         FAX:   (404) 816-6268

     If to BICO:         Michael P. Thompson, CFO
                         BICO, Inc.
                         2275 Swallow Hill Road
                         Bldg. 2500, 2nd Floor
                         Pittsburgh, PA 15220
                         FAX: (412) 279-9694

If to the Escrow Agent:  Houston Harbaugh, P.C.
                         12th Floor
                         Pittsburgh, PA 15219
                         FAX: (412) 281-4499
                         Attention: Thomas J. Miller, Esq.

or to such other address as each party may designate for itself by like notice.

    10. Amendment or Waiver. This Escrow Agreement may be changed, waived, discharged or terminated only by writing signed by the Depositor, BICO and Escrow Agent. No delay or omission by any party in exercising any right with respect hereto shall operate as a waiver. A waiver on any one occasion shall not be construed as a bar to, or waiver of, any right or remedy on any future occasion.

    11. Severability. To the extent any provision of this Escrow Agreement is prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Escrow Agreement.

    12.   Governing  Law.   This  Escrow  Agreement  shall  be
construed  and  interpreted in accordance with the  laws  of  the
Commonwealth  of  Pennsylvania  without  giving  effect  to   the
conflict of laws principles thereof.

    13. Entire Agreement. This Escrow Agreement constitutes the entire agreement between the parties relating to the holding investment and disbursement of the Escrowed funds and Shares and sets forth in their entirety the obligations and duties of Escrow Agent.

    14.   Binding  Effect.   All of the terms  of  this  Escrow
Agreement, as amended from to time, shall be binding upon, inure to the benefit of and be enforceable by the respective heirs and representatives of the parties hereto.

    15.  Execution of Counterparts.  This Escrow Agreement  and
any   Written   Direction  may  be  executed  in  two   or   more
counterparts, which when executed shall constitute one and the same agreement or direction.

    16. Termination. This Escrow Agreement shall terminate upon the later of the following events: upon the disbursement of all funds and Shares pursuant to Written Directions; or one hundred eighty (180) days from the date this Escrow Agreement is executed (the "Escrow Period"). Upon termination, Escrow Agent shall have no further obligation or liability whatsoever with respect to this Escrow Agreement, the funds or the Shares.

      IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed this Escrow Agreement.



                                   BICO, INC.


February 15, 2002                       /s/ Fred E. Cooper
Date                                        Fred E. Cooper, CEO


                                   J.P. CAREY ASSET MANAGEMENT


February 15, 2002                       /s/ Joseph C. Canouse
Date

                                   HOUSTON HARBAUGH, P.C.


February 15, 2002                  /s/ Thomas J. Miller
Date                                   Thomas J. Miller, Esq.